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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Christopher G. Wheeler of Fisher Communications, Inc.  206-404-6784
          Denis J. Wellington of Puratos Corporation     856-428-4300

FISHER SELLS FOOD DISTRIBUTION ASSETS

     SEATTLE, WASHINGTON--June 29, 2001--Fisher Communications, Inc. (NASDAQ:FSCI) and the Puratos Group announced today that they have completed the sale and purchase of the distribution assets of Fisher Mills Inc. and its subsidiary Sam Wylde Flour Co.

     As a result of the sale, a subsidiary of Puratos will acquire the Fisher Distribution operations in Seattle, Washington; Portland, Oregon; and Rancho Cucamonga, California. For Fisher Communications, Inc., this represents the conclusion of its exit from the flour and bakery supply businesses to concentrate on its growing communications and media enterprises. "Along with the sale of the milling assets this past April to Pendleton Flour Mills, this agreement with Puratos constitutes a major step in our becoming a fully integrated communications and media company," said Fisher Communications, Inc. President & CEO William W. Krippaehne Jr.

     Prior to this purchase, Puratos had acquired American Bakery Supply in San Diego in 1999, and the Deering Foods Company in Phoenix in 2000. "This purchase of bakery distribution assets from Fisher represents, for the Puratos Group, a major step toward becoming a major player in the bakery distribution business in the Western United States," said Denis Wellington, Puratos Regional Director, North and Central America.

     Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest and the Southeast, and its 26 radio stations in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production and distribution business, as well as Fisher Pathways, a satellite and fiber transmission business unit. Fisher also specializes in the design and operation of innovative commercial properties, of which Fisher Plaza, located in Seattle is the prime example.

     The Puratos Group is a privately held Belgian-based global business producing and marketing a vast assortment of food ingredients and products for the bakery, confectionary, and chocolate industries in more than 100 countries.

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